EXHIBIT 21.1
DOMA HOLDINGS, INC.
LIST OF SUBSIDIARIES
(As of December 31, 2022)

Name of Subsidiary	Incorporation

States Title Holding, Inc.	Delaware
Doma Corporate LLC	Delaware
States Title, LLC	Delaware
Doma Title Insurance, Inc.	South Carolina
North American Services, LLC	California
Spear Agency Acquisition, Inc.	Delaware
Title Agency Holdco, LLC	Delaware
Doma Escrow Services, Inc.	California
Doma Trustee Services, LLC	Virginia
Doma Insurance Agency of Florida, Inc.	Florida
NASSA LLC	Florida
Doma Insurance Agency, Inc.	Delaware
Doma Title of California, Inc.	California
Doma Insurance Agency of Louisiana, LLC	Delaware
Doma Insurance Agency of Illinois, Inc.	Illinois
Doma Insurance Agency of Indiana, LLC	Indiana
Doma Insurance Agency of Minnesota, Inc.	Minnesota
Doma Insurance Agency of Texas, Inc.	Texas
Doma Insurance Agency of Utah, LLC	Delaware
Doma Insurance Agency of New Jersey, Inc.	New Jersey
North American Title Company	Maryland
North American Asset Development, LLC	California
Doma Insurance Agency of Arizona, Inc.	Arizona
North American Title Company of Colorado	Colorado
Doma Insurance Agency of Nevada, Inc.	Nevada
Cura Home, Inc.	Delaware
Cura Home, Inc.	Florida

* Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Doma Holdings, Inc. may have been omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.